EXHIBIT 10.5


                                                 November 20, 1997

VIA TELEFAX

Juan C. Enjamio
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131

                  RE:      RAYMOND MONTELEONE

Dear Juan:

         Pursuant to the various oral and written communications between our respective firms yesterday and today, it is my understanding, and the purpose of this letter is to confirm that, Ray Monteleone ("Monteleone") and First American Railways, Inc. ("First American" or "the Company") have agreed to resolve all issues between them regarding Monteleone's employment on the following terms:

         1. Monteleone shall be paid his full base salary by First American for six (6) months (December, 1997 through May 1998) following his resignation.

         2. First American shall continue to provide and shall pay for Monteleone's medical, life and disability insurance for the same six (6) months following his resignation, during which period said insurance coverages shall remain in full force and effect on exactly the same terms and conditions as the insurance that Monteleone presently has through the Company.

         3. First American confirms that it maintains a directors & officers insurance policy in full force and effect, and that said policy has been and is in effect through the date of Monteleone's resignation. A copy of that policy will be provided to you so that you can determine the extent to which Monteleone is afforded coverage thereunder.

         4. The parties shall agree to maintain in full and complete confidentiality the terms and conditions of this settlement, any allegations that have come before the board of directors concerning Monteleone, and any other issue relating to the investigation for sexual harassment or Mr. Monteleone's resignation, except as otherwise required by law and except to the extent such information may have been disclosed prior to the execution of this letter agreement.


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Mr. Juan C. Enjamio
November 20, 1997
Page 2

         5. First American and Monteleone shall execute and exchange general mutual releases releasing each other from any and all claims that have arisen, will arise or could arise relating in any way to Monteleone's employment with or his capacity as a stockholder of the Company, including but not limited to any claims relating to sexual harassment, breach of fiduciary duties, discrimination, misrepresentation, failure to advise the Board of Directors, etc. This release in no way waives either parties' right to assert any defense against any party, including each other, in any lawsuit filed by any third party, and does not waive either parties' right to assert indemnity or contribution against any party, including each other, in any such lawsuit.

         6. First American shall insure that Monteleone is released immediately from any and all personal guarantees executed by him as a result of his association with First American, including the personal guarantee given in connection with the acquisition of the Durango Silverton Narrow Gauge Railroad and the personal guarantee given in connection with the lease of a GMC Yukon for use in Durango. It is explicitly understood by the parties that obtaining a release from the guarantees, as set forth in this paragraph, is a condition subsequent of this agreement. First American shall provide within a reasonable time written confirmation that the personal guarantees have been released.

         7. To the extent allowed by law, Monteleone shall receive a copy of any investigative files and reports generated by Susan Norton or her firm in connection with the investigation of the allegations against him.

         8. The parties agree that they shall not disparage each other in any way.

         9. Monteleone shall be released from any and all non-compete obligations set forth in his Amended and Restated Employment Agreement or in any other employment agreement that he has or may have had with First American or its subsidiaries.

         10. Monteleone shall resign as an officer, director and employee of First American and all of its subsidiaries effective November 20, 1997, except that, at First American's option, Monteleone may be retained as an employee (but without any responsibilities or authority) in order to provide the insurance coverages described in paragraph 2 above.

         11. First American shall issue a press release announcing Monteleone's resignation in language substantially and materially the same as the release submitted to Monteleone's attorneys on Wednesday, November 19, 1997.

         12. Monteleone shall be permitted to send a courier to take immediate possession of his personal files and belongings.


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Mr. Juan C. Enjamio
November 20, 1997
Page 3

         13. Monteleone shall be provided full reimbursement of all expenses incurred on behalf of the Company or in the scope of his employment with the Company, and not yet paid to him, including expenses that Monteleone has incurred already for future travel to the extent such expenses cannot be recovered by canceling such future travel arrangements.

         14. This letter also confirms that Mr. Monteleone has 168,333 options on shares already vested in the Company.

                  This letter constitutes the settlement agreement between First American and Mr. Monteleone. Please have Monteleone execute this letter and return a copy to me by fax. Monteleone's resignation from the Company as set forth above is conditioned upon and will effective upon his execution of this letter. I hereby represent to you that I have authority to execute this letter on behalf of First American.

                                                     Very truly yours,

                                                     Brian  K. Goodkind

Agreed:

/S/ RAYMOND MONTELEONE
---------------------------------
Raymond Monteleone

DATED:   NOVEMBER 20, 1997